Shareholder Letter Q2 2022 AUGUST 9, 2022 Exhibit 99.2

To Our Shareholders: Over the course of this year we have talked about producing year-over-year growth rate improvements, especially in bookings, as 2022 progresses and COVID comparisons get easier throughout the summer. And while there was a significant COVID bump in Q4 of last year, recent results show that these sequential improvements continued throughout Q2 and into Q3. We ended the second quarter of 2022 with a June month that improved nicely over May. • Daily Active Users (DAUs) totaled 53.3 million in June 2022, up 23% year over year versus 50.4 million DAUs in May, up 17% year over year. • Hours Engaged (Hours) totaled 3.924 billion in June 2022, up 20% year over year versus 3.571 billion hours in May, up 10% over May 2021. • Bookings in June 2022 totaled $217 million, up 8% (approximately 12% adjusted for the recent strengthening of the dollar against certain currencies) over June 2021 while bookings in May 2022 were $199 million, down 9% (down approximately 5% adjusted for FX) year over year. In addition, we believe that we are starting to see the benefits of product and operational initiatives that contributed to growth in Q2, and even better performance in July. • July DAUs totaled 58.5 million, an all-time high, and up 26% year over year. • Hours Engaged in July were 4.739 billion, another all-time high, and up 25%. • Bookings in July were $243 - $247 million, up 8% - 10% year over year (+12 - 14% adjusted for the foreign exchange changes noted above). • Revenue in July 2022 was $205 million - $208 million, up 25% - 27% year over year. As a result of strong results in July, we are now at peak numbers globally for users and hours, and in the US/Canada - the absolute level of users and engagement hours in July exceeded those of any prior month even during the peak lockdown periods of the pandemic. With the exception of December of 2020 and 2021, total global bookings in July were also at monthly high levels.

A more granular review of July results looking just at US/Canada reveals the following trends: • US/Canada DAUs grew 15%, hours engaged grew 23%, and transactional bookings grew by 14% over July of 2021. • Each age demographic in US/Canada, all of which are self-reported, grew year over year across all metrics - daily active users, engagement hours, and bookings. • The fastest growing demographic, across both male and female users, was 17- 24 year olds as the user population expands to include proportionately more older players. • In terms of users and engagement hours, male 17-24 year olds should become our biggest tracked category in the US/Canada over the next couple of months. In July 2022, 17-24 year old male DAUs in US/Canada grew by 36%, hours engaged grew by 49%, and bookings grew by 45% over July of last year. • The bookings total for 17-24 year old males in US/Canada was greater than the total bookings for 9-12 year old males in US/Canada, historically our largest and most engaged demographic. Again, we attribute these improvements not only to easier comparisons but also to key investments, certain product initiatives, and better operational focus. We believe the higher levels of bookings growth among 17-24 year old users is partially the result of more aged up content. In June of 2021, 390 of the top 1,000 experiences had over 50% of their engagement from users over the age of 13. In June 2022, that had grown to 481 of the top 1,000 experiences. We also believe that product features such as voice chat and layered clothing are contributing to this growth. We will discuss many of these trends in more detail next month at our Investor Day, but in summary our User, Growth, and Economy teams have launched initiatives that are starting to have impacts across key metrics including user retention, frequency, engagement, and monetization.

Key operating metrics for the second quarter of 2022 are as follows: Daily Active Users (DAUs) DAUs in Q2 of 2022 were 52.2 million, up 21% over Q2 of last year. DAUs in US/ Canada grew 3% in Q2 after contracting in each of the two prior quarters. In July 2022, DAUs totaled 58.5 million, up 26% over July 2021, and DAUs in US/Canada grew by 15%. DAUs in the 13 and over demographic grew by 30% in Q2 compared to 13% for those under the age of 13. Hours Engaged Hours engaged in Q2 of 2022 totaled 11.294 billion, up 16% over Q2 of 2021. Hours engaged from users in the US/Canada grew by 1% in Q2 2022 over Q2 last year, a significant improvement over 11% and 10% contraction in the prior two quarters, respectively. In July 2022, hours engaged were 4.739 billion, up 25% over July 2021, and hours engaged in US/Canada grew by 23% over July 2021. Bookings Bookings in Q2 2022, totaled $639.9 million which was 4% lower than Q2 2021. In July 2022, bookings were between $243 million and $247 million, 8% - 10% higher than in July 2021, and bookings in US/Canada grew by 14% over July 2021. Financial Results and Key Metrics For more information, please refer to our Q2 2022 earnings release and supplemental materials accessible at ir.roblox.com. Revenue in Q2 2022 was $591.2 million, an increase of 30% over Q2 2021. In Q1 of 2022 our estimated user life changed from 23 months to 25 months. The change resulted in a decrease of $40.9 million in revenue recognized during the three months ended June 30, 2022. If the estimated user life had not changed, revenue in Q2 2022 would have been $632.1 million, an increase of 39.2% over Q2 2021.

Cost of revenue totaled $143.2 million, up 22% year over year. As mentioned above, in Q1 of 2022 we changed our estimated user life from 23 months to 25 months. Based on the carrying amount of deferred cost of revenue as of December 31, 2021, the change resulted in a decrease of $9.4 million in cost of revenue during the three months ended June 30, 2022. If the estimated user life had not changed, cost of revenue would have been $152.6 million, an increase of 30.5% over Q2 2021. Personnel costs, excluding stock-based compensation, were $143.9 million, up 53% year over year primarily driven by an increase in headcount. We believe that our recruiting brand has never been stronger and believe that we are constrained by the number of talented engineers we can hire. As a result, we continued to hire aggressively in Q2 and expect to do so for the balance of this year and likely into 2023. Having said that, we are very focused on the levels of dilution we are asking investors (and ourselves as shareholders) to absorb. Notwithstanding the performance of the stock market, we are committed to keeping overall share dilution in 2022 under 5%. Developer exchange fees were $143.1 million, an increase of 10% over the same quarter last year. As a percentage of bookings, DevEx fees were 22% in Q2 which is near the all-time high share we delivered last quarter. We believe that our investments in our developer community have made the community larger and more economically resilient and have been critical to the improvements we have seen across our key metrics. Over the past year, developers with experiences garnering over 1 million hours per month, grew by 32%. Also, the annualized run rate of earnings of the 1,000th developer grew by 57% in June 2022 over the same month last year. Certain infrastructure and trust & safety spending, which excludes personnel costs, stock-based compensation, and depreciation, was $106.8 million in Q2 2022, up 41% from Q2 2021, reflecting our continued investment to provide a safe, reliable, and performant platform for our users and developers.

Net loss attributable to common stockholders, which includes a portion of the net loss attributable to our Luobu subsidiary, was $176.4 million, compared to a net loss attributable to common stockholders of $140.1 million last year. Our net losses in Q2 2022 increased over the same period in 2021 due to the higher levels of expense required to support the growth of the business and the fact that we defer a significant amount of revenue to later periods. Since our investment decisions are generally based on levels of non-GAAP bookings, we expect to continue to report net losses for the foreseeable future even as we anticipate generating net cash from operating activities. Adjusted EBITDA, Net Cash Provided by Operating Activities and Free Cash Flow: In Q2 2022, adjusted EBITDA was $54.6 million, or 8.5% of bookings. Net cash provided by operating activities was $26.5 million and free cash flow for the quarter was ($57.3) million. All three figures were down from Q2 2021 because we continued to invest in developer expenses, headcount, and infrastructure, while bookings declined slightly. Each of these investment decisions was deliberate and we believe was in the best interest of supporting the long term health and growth of the platform. In addition, in Q2 2022 we incurred $9.9 million of interest expense from our October 2021 bond offering. Capital expenditures during Q2 totaled $83.8 million and payments made for acquired business (net of cash acquired) was $6.2 million. Of that total, $14 million was to support normal expansion in our global PoPs, $17 million was related to the expansion of our data center in Elk Grove Village, Illinois, and $50 million was related to the buildout of our data center in Ashburn, Virginia. Over the balance of this year, we expect to spend approximately $80 million to expand our headquarters in San Mateo, CA and up to $250 million on infrastructure. We finished the quarter with $3.1 billion of cash and cash equivalents. We will host our annual investor day on September 15, 2022 in San Francisco, and will follow up with more details soon.

Earnings Q&A Session Roblox will host a live Q&A session to answer questions regarding their second quarter 2022 results on Wednesday, August 10, 2022 at 5:30 a.m. Pacific Time. The live webcast and Q&A session will be open to the public at ir.roblox.com and we invite you to join us and to visit our investor relations website at ir.roblox.com to review supplemental information.

Forward-Looking Statements This letter, the live webcast and Q&A session which will be held at 5:30 a.m. Pacific Time on Wednesday, August 10, 2022 contain “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including but not limited to, statements regarding our business, product strategy and user growth plans, our investment strategy, our continuation of improvements in growth rate, particularly bookings, the benefits of our product and operational initiatives, expectation of successfully executing such strategies and plans, our brand strength on our recruiting efforts, our employee recruitment plans, our plans for our annual investor day, our expectations for expanding our headquarters and other infrastructure, our anticipations of certain financial results, our commitment to contain share dilution, our expectations for July 2022 financial results and future growth rates, our estimates of real estate and infrastructure expenses for the balance of 2022, and our expectations of future net losses. These forward-looking statements are made as of the date they were first issued and were based on current expectations, estimates, forecasts, and projections as well as the beliefs and assumptions of management. Words such as “expect,” “envision,” “anticipate,” “should,” “believe,” “hope,” “target,” “continue,” “project,” “plan,” “goals,” “opportunity,” “estimate,” “potential,” “predict,” “may,” “will,” “might,” “could,” “intend,” “shall,” “suggest,” and variations of these terms or the negative of these terms and similar expressions are intended to identify these forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties, many of which involve factors or circumstances that are beyond our control. Our actual results could differ materially from those stated or implied in forward-looking statements due to a number of factors, including but not limited to risks detailed in our filings with the Securities and Exchange Commission (the “SEC”), including our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022 and other filings and reports we make with the SEC from time to time. In particular, the following factors, among others, could cause results to differ materially from those expressed or implied by such forward-looking statements: our ability to successfully execute our business and growth strategy; the sufficiency of our cash and cash equivalents to meet our liquidity needs; the impact of our senior notes and any future indebtedness on our business, financial condition and results of operations; the demand for our platform in general; our ability to increase our number of new users and revenue generated from users; our ability to retain and expand our user base; the impact of the COVID-19 pandemic and other macro-economic trends on our business and the easing of restrictions related to the COVID-19 pandemic; the fluctuation of our results of operations and our key business measures on a quarterly basis in future periods, including as a result of changes in our accounting estimates; our ability to successfully develop and deploy new technologies to address the needs of our users; our ability to maintain and enhance our brand and reputation; our ability to hire and retain talent; news or social media coverage about Roblox, including but not limited to coverage that presents, or relies on, inaccurate, misleading, incomplete, or otherwise damaging information; any breach or access to user or third-party data; and our ability to maintain the security and availability of our platform. Additional information regarding these and other risks and uncertainties that could cause actual results to differ materially from our expectations is included in the reports we have filed or will file with the SEC, including our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2022. The forward-looking statements included in this letter represent our views as of the date of this letter. We anticipate that subsequent events and developments will cause our views to change. We undertake no intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this letter. Past performance is not necessarily indicative of future results.

Non-GAAP Financial Metrics This letter contains the non-GAAP financial measures bookings, free cash flow, and adjusted EBITDA. We use this non-GAAP financial information to evaluate our ongoing operations, for internal planning and forecasting purposes, and ongoing operating trends for purposes of analyzing the covenants specified in the indenture governing our senior notes due 2030. We believe that this non-GAAP financial information may be helpful to investors because it provides consistency and comparability with past financial performance. Bookings is defined as revenue plus the change in deferred revenue during the period and other non-cash adjustments. Bookings is equal to the amount of virtual currency purchased by users in a given period of measurement. We believe bookings provide a timelier indication of trends in our operating results that are not necessarily reflected in our revenue as a result of the fact that we recognize the majority of revenue over the estimated average lifetime of a paying user. The change in deferred revenue constitutes the vast majority of the reconciling difference from revenue to bookings. By removing these non-cash adjustments, we are able to measure and monitor our business performance based on the timing of actual transactions with our users and the cash that is generated from these transactions. Free cash flow represents the net cash provided by operating activities less purchases of property, equipment, and intangible assets. We believe that free cash flow is a useful indicator of our unit economics and liquidity that provides information to management and investors about the amount of cash generated from our core operations that, after the purchases of property, equipment, and intangible assets, can be used for strategic initiatives, including investing in our business, making strategic acquisitions, and strengthening our balance sheet. Adjusted EBITDA is a measure of operating performance used in certain covenant calculations specified in the indenture governing our senior notes due 2030 that is not calculated in accordance with GAAP and may not conform to the calculation of EBITDA in other circumstances. Adjusted EBITDA should not be considered as a substitute for net loss as determined in accordance with GAAP. We believe that, when considered together with reported amounts, Adjusted EBITDA is useful to investors and management in understanding our ongoing operations and ongoing operating trends for purposes of analyzing the covenants specified in the indenture governing our senior notes due 2030. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. In addition, other companies, including companies in our industry, may calculate similarly titled non-GAAP financial measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial information as a tool for comparison. As a result, our non-GAAP financial information is presented for supplemental informational purposes only and should not be considered in isolation from, or as a substitute for financial information presented in accordance with GAAP. A reconciliation table of the most comparable GAAP financial measure to each non-GAAP financial measure used in this letter is included at the end of this letter. We encourage investors and others to review our business, results of operations, and financial information in their entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measure.

GAAP to Non-GAAP Reconciliation

The following table presents a reconciliation of revenue, the most directly comparable financial measure calculated in accordance with GAAP, to bookings, for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Reconciliation of revenue to bookings:				
Revenue	$591,207	$454,100	$ 1,128,341	$ 841,076
Add (deduct):				
Change in deferred revenue	52,140	215,497	148,937	484,936
Other	(3,445)	(4,117)	(6,170)	(8,255)
Bookings	$ 639,902	$ 665,480	$ 1,271,108	$ 1,317,757

The following table presents a reconciliation of net cash from operating activities, the most directly comparable financial measure calculated in accordance with GAAP, to free cash flow, for each of the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Reconciliation of net cash from operating activities to free cash flow:				
Net cash provided by operating activities	$26,497	$191,251	$182,933	$355,720
Add (deduct):				
Acquisition of property and equipment	(83,812)	(23,235)	(135,602)	(45,368)
Purchases of intangible assets	-	-	-	(256)
Free cash flow	$ (57,315)	$ 168,016	$ 47,331	$ 310,096

ROBLOX

The following table presents a reconciliation of consolidated net loss, the most directly comparable financial measure calculated in accordance with GAAP, to adjusted EBITDA, for each of the periods presented:

Reconciliation of consolidated net loss to adjusted EBITDA	Three Months Ended June 30,		Six Months Ended June 30,	
	2022	2021	2022	2021
	(dollars in thousands)		(dollars in thousands)	
Consolidated net loss	$ (178,734)	$ (142,930)	$ (340,754)	$ (279,033)
Add (deduct):				
Interest Income	(4,197)	(26)	(4,442)	(31)
Interest expense	9,891	-	19,890	-
Other income/(expense), net	3,051	(10)	3,430	1,040
Provision for/(benefit from) income taxes	(278)	20	(2)	22
Depreciation and amortization	28,996	17,790	53,493	34,410
Stock-based compensation expense	146,388	81,659	258,683	132,403
Change in deferred revenue	52,140	215,497	148,937	484,936
Change in deferred cost of revenue	(2,621)	(45,601)	(16,670)	(107,863)
Fees related to equity offering	-	(103)	-	50,586
Fees related to certain legal settlements	-	53,775	-	53,775
Adjusted EBITDA	$ 54,636	$ 180,071	$ 122,565	$ 370,245

ROBLOX